AllianceBernstein Balanced Shares Fund, Inc.

811-00134

77C  Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of the AllianceBernstein Balanced Shares Fund (the Fund) was held on November 5, 2010 and adjourned until December 16, 2010 and January 5, 2011. At the December 16, 2010 Meeting, with respect to the first item of business, the election of Directors, and the fifth item of business, changes to fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of each proposal, and each proposal was approved. With respect to the fourth item of business, to amend and restate the charter of the Fund, an insufficient number of required outstanding shares were voted in favor of the proposal and, therefore the proposal was not approved.
A description of each proposal and number of shares voted at the Meetings are as follows
(the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

1. The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.
			Voted For 	Withheld Authority
John H. Dobkin		23,024,498	1,600,778
Michael J. Downey	23,029,135	1,596,142
William H. Foulk, Jr.	22,989,524	1,635,753
D. James Guzy		23,003,403	1,621,872
Nancy P. Jacklin	23,041,605	1,583,671
Robert M. Keith		23,056,385	1,568,891
Garry L. Moody		23,030,929	1,594,347
Marshall C. Turner	23,044,294	1,580,982
Earl D. Weiner		23,015,371	1,609,905



Votes
4.   Approve
the amendment and restatement of the Funds Charter, which would repeal in its entirety all currently existing charter provisions and substitute in lieu thereof new provisions set forth in the Form of Articles of Amendment and Restatement attached to the accompanying Proxy Statement as Appendix C.

Voted For	Voted Against	Abstained	Non-Broker
16,536,660	1,058,339	1,547,178	5,483,099


Votes
5.   Approve
the Amendment of the Funds fundamental policy regarding commodities.

Voted For	Voted Against	Abstained	Non-Broker
16,518,911	1,148,729	1,474,538	5,483,099



ABLegal/ABS-Nsar-77C-11/2010
ablegal -  1994593 v1